EXHIBIT 99.1

        Cherokee International Elects Raymond E. Meyer to Its
                          Board Of Directors

    TUSTIN, Calif.--(BUSINESS WIRE)--Dec. 9, 2004--Cherokee International Corporation (NASDAQ:CHRK), a leading provider of custom-designed power supplies, today announced that it has elected Raymond E. Meyer to its Board of Directors.
    With more than 30 years of electronics industry experience, Mr. Meyer has enjoyed a number of professional accomplishments and affiliations. He was president of Deltec Corporation, a leading supplier of uninterruptible power systems to the computer industry, and held executive positions with several other companies including the ACDC Division of Emerson Electric Company. He is currently the chairman of Smart Systems International's Board of Directors and a member of the Board of Directors of Power Measurement, Inc.
    "Ray's election as an independent director at Cherokee exemplifies our commitment to attracting strong and knowledgeable individuals to help guide Cherokee through our first year as a public company and well into the future," said Jeffrey M. Frank, Cherokee's President and Chief Executive Officer. "In addition, Ray will bring a unique strategic and operational perspective to our board. We look forward to Ray's energy and enthusiasm, and we are pleased to welcome him to Cherokee's Board of Directors."

    About Cherokee International

    Cherokee International Corporation designs and manufactures high-reliability custom and standard power supplies for original equipment manufacturers. The company's advanced power supply products are typically custom designed into higher-end applications in the computing and storage, wireless infrastructure, enterprise networking, medical and industrial markets.

    CONTACT: Cherokee International Corporation
             Van Holland, 714-508-2043
             van@cherokeellc.com
             or
             Investor Relations, 714-508-2088
             info@cherokeellc.com